AMENDMENT TO THE SHAREHOLDER SERVICES AGREEMENT BETWEEN

OLD MUTUAL ADVISOR FUNDS II

AND OLD MUTUAL FUND SERVICES DATED JANUARY 25, 2001

AS AMENDED OCTOBER 18, 2007

THIS AMENDMENT dated October 18, 2007 to the Shareholder Services Agreement dated January 25, 2001 by and between PBHG Funds (the “Fund”) and PBHG Fund Services (“Fund Services”) shall be as follows:

WHEREAS, effective November 1, 2005, the Fund was renamed Old Mutual Advisor Funds II;

WHEREAS, effective November 19, 2007, the Fund will be renamed Old Mutual Funds II (the “Trust Name Change”); and

WHEREAS, Fund Services was renamed Old Mutual Fund Services;

NOW THEREFORE, the parties agree as follows:

1.	All references to PBHG Funds are hereby replaced with Old Mutual Funds II, effective on the date of the Trust Name Change.

2.	All references to PBHG Fund Services are hereby replaced with Old Mutual Fund Services.

3.	Paragraph 15 is hereby amended to state as follows:

All notices given hereunder shall be deemed properly given if given in writing, delivered in person, or if sent by U.S. Mail, first class, postage prepaid, or if sent by facsimile and thereafter confirmed by mail, (i) if to Fund Services, to Old Mutual Fund Services, 4643 South Ulster Street, 6th Floor, Denver, Colorado 80237, Attn: President; and (ii) if to the Fund, to Old Mutual Funds II, 4643 South Ulster Street, 6th Floor, Denver, Colorado 80237, Attention: President, or to such other address as shall have been specified in writing by the party to whom such notice is to be given.

4.	Appendix B is hereby replaced with the Appendix B attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the day and year first written above.

	OLD MUTUAL ADVISOR FUNDS II		OLD MUTUAL FUND SERVICES

By:	/s/ Robert T. Kelly	By:	/s/ Robert T. Kelly
Name:	Robert T. Kelly	Name:	Robert T. Kelly
Title:	Treasurer	Title:	Vice President

SHAREHOLDER SERVICES AGREEMENT

APPENDIX B

Fees:

An annual shareholder service fee in the amount of $13.91 per open shareholder account shall be charged. One-twelfth of the annual fee shall be payable monthly in arrears beginning in the month each account is opened through the month in which such account is closed.